Exhibit 4.13.2

Security Confirmation Agreement

(the “Agreement”)

dated	17 March 2016

between	CEMEX, S.A.B. de C.V.

and	CEMEX México, S.A. de C.V.

and	Interamerican Investments, Inc.

and	Empresas Tolteca de México, S.A. de C.V.

and	Wilmington Trust (London) Limited

acting for itself (including as creditor of the Parallel Debt Obligations) and as direct representative (direkter Stellvertreter) in the name and for the account of all other Pledgees (as defined below)

concerning	the confirmation of the pledge of 1’938’958’014 shares in the Company (as defined below)

Security Confirmation Agreement	2

THIS SECURITY CONFIRMATION AGREEMENT is entered into between:

(1)	CEMEX, S.A.B. de C.V., Av Constitución 444 Pte. Col., Centro, C.P. 64000, Monterrey, N.L., México (hereinafter “CEMEX”);

(2)	CEMEX México, S.A. de C.V., Av Constitución 444 Pte. Col., Centro, C.P. 64000, Monterrey, N.L., México (hereinafter “CEMEX Mexico”);

(3)	Interamerican Investments, Inc., 1209 Orange Street, Wilmington, County of New Castle, 19801 Delaware, United States (hereinafter “Interamerican”);

(4)	Empresas Tolteca de México, S.A. de C.V. Av Constitución 444 Pte. Col., Centro, C.P. 64000, Monterrey, N.L., México (hereinafter “Tolteca”);

(CEMEX, CEMEX Mexico, Interamerican and Tolteca collectively referred to as the “Pledgors”); and

(5)	Wilmington Trust (London) Limited, 1 King’s Arms Yard, Third Floor, London EC2R 7AF, United Kingdom, acting for itself (including as creditor of the Parallel Debt Obligations) and as direct representative (direkter Stellvertreter) in the name and for the account of all other Pledgees (as defined below) (the “Security Agent”).

RECITALS

A)	CEMEX and certain of its subsidiaries as Original Borrowers, Original Guarantors and Original Security Providers (including the Company), the Original Creditors, Citibank Europe PLC, UK Branch (formerly Citibank International plc) as Agent and Wilmington Trust (London) Limited as Security Agent, among others, entered into a facilities agreement dated 29 September 2014, as amended and restated on 23 July 2015 (each term as defined therein unless defined otherwise in this Agreement) (the “Facilities Agreement”) and an intercreditor agreement dated 17 September 2012 as amended and restated pursuant to a deed of amendment dated 23 July 2015 (the “Intercreditor Agreement”).

B)	Among others, CEMEX as the Borrower, the Company and Cemex Research Group AG as the Swiss Obligors, Cemex France Gestion S.A.S. as French Obligor with Citibank Europe PLC, UK Branch, as Agent and Wilmington Trust (London) Limited as Security Agent on or about the date of this Agreement entered into an amendment and restatement agreement in relation to the Facilities Agreement (each term as defined therein unless defined otherwise in this Agreement) (the “Facilities Amendment and Restatement Agreement” and the Facilities Agreement together with the Facilities Amendment and Restatement Agreement, the “Amended Facilities Agreement”).

Security Confirmation Agreement	3

C)	In connection with the Facilities Agreement and the Intercreditor Agreement, the Pledgors and the Security Agent acting for itself (including as creditor of the Parallel Debt Obligations) and as direct representative (direkter Stellvertreter) in the name and for the account of all other Pledgees entered into a Swiss law governed share pledge agreement dated 17 September 2012 as confirmed and (with respect of clauses 13.1 and 13.2 thereof) amended pursuant to a security confirmation agreement dated 23 July 2015 regarding the pledge of 1’938’958’014 shares in the Company (the “Share Pledge Agreement”).

D)	It is a condition precedent under the Facilities Amendment and Restatement Agreement that the Pledgors enter into this Agreement.

E)	In accordance with Clause 11.2 (Finance Parallel Debt (Covenant to pay the Security Agent)) and Clause 11.3 (Notes Parallel Debt (Covenant to pay the Security Agent)) of the Intercreditor Agreement, each Pledgee has appointed the Security Agent to enter into this Agreement as direct representative (direkter Stellvertreter) in the name and for the account of each Pledgee as well as creditor of the Parallel Debt Obligations.

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	Definitions

Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Amended Facilities Agreement and if not defined therein, as defined in the Intercreditor Agreement. In this Agreement (capitalized terms as defined below):

Amended Facilities Agreement	has the meaning given to such term in Recital (B).

Company	means CEMEX TRADEMARKS HOLDING Ltd., a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland and registered under number CHE-109.294.363 with the commercial register authority of the Canton of Berne.

Debtor	means the Debtor and each Security Provider as defined in the Intercreditor Agreement.

Effective Date	has the meaning given to such term in the Facilities Amendment and Restatement Agreement.

Facilities Agreement	has the meaning given to such term in Recital (A).

Security Confirmation Agreement	4

Facilities Amendment and Restatement Agreement	has the meaning given to such term in Recital (B).

Intercreditor Agreement	has the meaning given to such term in Recital (A).

Parallel Debt Obligation	means the obligations set out in Clause 11.2 (Finance Parallel Debt (Covenant to pay the Security Agent)) and Clause 11.3 (Notes Parallel Debt (Covenant to pay the Security Agent)) of the Intercreditor Agreement.

Pledge	has the meaning given to such term in the Share Pledge Agreement.

Pledgees	means the Pledgees as defined in the Share Pledge Agreement (including, for the avoidance of doubt, the Secured Parties as defined in the Intercreditor Agreement).

Share Pledge Agreement	has the meaning given to such term in Recital (C).

1.2	Interpretation

In this Agreement:

a)	unless the context requires otherwise, references herein to the Security Agent shall be read as references to the Security Agent acting for itself (including as creditor of the Parallel Debt Obligations) and as direct representative (direkter Stellvertreter) in the name and for the account of all other Pledgees;

b)	in the event of a conflict between the terms of this Agreement and the Amended Facilities Agreement, then (to the extent permitted by law and to the extent the validity and enforceability of the security created under this Agreement is not affected) the terms of the Amended Facilities Agreement shall prevail;

c)	in the event of a conflict between the terms of this Agreement and the Intercreditor Agreement, then (to the extent the validity and enforceability of the security created under this Agreement is not affected) the terms of the Intercreditor Agreement shall prevail; and

d)	in the event of a conflict between the terms of this Agreement and any Debt Document other than the Amended Facilities Agreement or the Intercreditor Agreement, then the terms of this Agreement shall prevail.

Security Confirmation Agreement	5

2	Confirmation

Each of the Pledgors hereby confirms for the benefit of the Security Agent and the other Pledgees that the Pledge and other security interests granted in connection with and pursuant to the terms of the Share Pledge Agreement are and continue in full force and effect and hereafter shall continue to secure the Secured Obligations under and as defined in the Share Pledge Agreement (which includes, inter alia, all obligations owed by the Debtor in relation to the Facilities Agreement and, after the occurrence of the Effective Date, in relation to the Amended Facilities Agreement as well as all obligations in relation to the Intercreditor Agreement). For the avoidance of doubt, each party hereby confirms that this Agreement shall not and does not cause a novation (keine Novation) of any of the rights or obligations of any party under the Share Pledge Agreement.

3	Credit Facility Document and Security Document

The parties agree that this Agreement is a Debt Document, Finance Document and a Transaction Security Document.

4	Waivers and Amendments

a)	No failure on the part of the Security Agent to exercise, or delay on its part in exercising any right under this Agreement or the Share Pledge Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of a right under this Agreement or the Share Pledge Agreement preclude any further or other exercise of that or any other right under the Debt Documents.

b)	Any amendment or waiver of this Agreement or any provision of this Agreement shall only be binding if agreed in writing by the parties hereto.

5	Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Agreement or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Agreement. The illegal, invalid or unenforceable provision shall be replaced by a legal, valid and enforceable provision which approximates as closely as possible to the economic purpose of the illegal, invalid or unenforceable provision. The same shall apply mutatis mutandis in case of omissions.

6	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Security Confirmation Agreement	6

7	Law and Jurisdiction

a)	This Agreement shall in all respects, including all the rights in rem aspects, be governed by, and construed in accordance with, the substantive laws of Switzerland (under the exclusion of the conflict of law rules, including the Swiss Federal Statute on Private International Law of 18 December 1987, as amended).

b)	Each party submits to the exclusive jurisdiction of the ordinary courts of the city of Zurich (ordentliche Gerichte der Stadt Zürich), Switzerland, venue being Zurich 1 (and if permitted to the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich)), with the right to appeal to the Swiss Federal Court (Schweizerisches Bundesgericht) in Lausanne as provided by law, whose judgment shall be final, for all purposes relating to this Agreement. The Security Agent and each of the other Pledgees reserve the right to bring an action against the Pledgors at each of the Pledgors’ place of domicile or before any other competent court, in which case Swiss law shall nevertheless be applicable as provided in Article 7a) above.

Signatures on next page

Security Confirmation Agreement

CEMEX, S.A.B. de C.V.

/s/ Roger Saldaña Madero
Name: Roger Saldaña Madero
Title: Attorney-in-Fact

CEMEX México, S.A. de C.V.

/s/ Roger Saldaña Madero
Name: Roger Saldaña Madero
Title: Attorney-in-Fact

Interamerican Investments, Inc.

/s/ Roger Saldaña Madero
Name: Roger Saldaña Madero
Title: Attorney-in-Fact

Empresas Tolteca de México, S.A. de C.V.

/s/ Roger Saldaña Madero
Name: Roger Saldaña Madero
Title: Attorney-in-Fact

Wilmington Trust (London) Limited

as Pledgee and Security Agent acting for itself (including as creditor of the Parallel Debt Obligations) and as direct representative (direkter Stellvertreter) in the name and for the account of all other Pledgees

/s/ Daniel Wynne
Name: Daniel Wynne
Title: Director